UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 9, 2017

BANCORP 34, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-37912	74-2819148
(State or Other Jurisdiction)	(Commission File No.) (Commission File No.)	( (I.R.S. Employer
of Incorporation)		Identification No.)

500 East 10th Street, Alamogordo, New Mexico		88310
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:   (575) 437-9334

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2017, Bancorp 34, Inc. (“Bancorp 34”) and its wholly owned subsidiary, Bank 34, each entered into employment agreements with Bancorp 34’s “Named Executive Officers”, Chief Executive Officer Jill Gutierrez, President and Director of Corporate Development William P. Kauper and Executive Vice President, Chief Financial Officer and Treasurer Jan R. Thiry.  Bancorp 34 indicated its intention to enter into these agreements in its Prospectus dated August 5, 2016 in connection with its second-step conversion.

The employment agreements each have an initial term of two years.  At least 60 days prior to the anniversary date of the agreements the disinterested members of the board of directors must conduct a comprehensive performance evaluation of the executive and affirmatively approve any extension of the agreements for an additional year or determine not to extend the term of the agreements.  If the board of directors determines not to extend the term, it shall provide the executive with a written notice of non-renewal at least 30 days, but not more than 60 days, prior to such date.  If the board fails to conduct the comprehensive performance evaluation prior to the anniversary date, the employment agreements will not renew.

The employment agreements provide for base salaries for Ms. Gutierrez and for Messrs. Kauper and Thiry in the amounts of $238,703, $164,967 and $155,000, respectively.  The base salaries may be increased, but not decreased (other than a decrease which is applicable to all senior officers).  In addition to base salary, the executives are entitled to participate in any bonus programs and benefit plans that are made available to management employees, and will be reimbursed for all reasonable business expenses incurred.

In the event of an executive’s involuntary termination of employment for reasons other than cause, disability or death, or in the event of the executive’s resignation for “good reason,” the executive will receive a severance payment equal to the base salary (in effect at the date of termination) that the executive would have earned during the remaining term of the employment agreement.  Such payment will be payable in a lump sum within 10 days following the executive’s date of termination.  For purposes of the employment agreements, “good reason” is defined as: (i) the failure of Bancorp 34 or Bank 34 to appoint or re-elect the executive to his or her executive position; (ii) a material reduction in base salary or benefits (other than reduction by Bancorp 34 or Bank 34 that is part of a good faith, overall reduction of such benefits applicable to all employees); (iii) a material change in the executive’s position to one of lesser authority or a reduction in the executive’s duties or responsibilities; (iv) a relocation of the executive’s principal place of employment by more than 25 miles from the executive’s principal place of employment as of the initial effective date of the employment agreement; or (v) a material breach of the employment agreement by Bancorp 34 or Bank 34.  In order to be entitled to the benefit set forth above, the executive will be required to enter into a release of claims against Bancorp 34 and Bank 34.

If the executive’s involuntary termination of employment other than for cause, disability or death or voluntary resignation for “good reason” occurs on or after the effective date of a change in control of Bancorp 34 or Bank 34, the executive will be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to two times the executive’s highest annual rate of base salary and highest annual bonus paid to or earned by the executive during the calendar year in which the date of termination occurs or either of the two calendar years immediately preceding the date of termination.  Such payment will be payable in a lump sum within 10 days following the executive’s date of termination.  If an executive has an involuntary termination or terminates for good reason within six months prior to the change in control, the executive will be entitled to an additional payment within ten days following the change in control equal to the difference, if any, between what he or she would have been entitled to under the change in control provisions of the contract and the severance benefit paid to the executive on the involuntary or good reason termination occurring prior to a change in control.  In the event the payments and benefits payable to an executive on a change in control resulted in an excess parachute payment, then under the Bank 34 employment agreement, the severance benefit would be reduced to an amount that would avoid the occurrence of an excess parachute payment.  The Bancorp 34 employment agreement would not include such a reduction.

In addition, should the executives become disabled, they will be entitled to disability benefits, if any, provided under a long-term disability plan sponsored by Bank 34 and will receive continued non-taxable medical and dental benefit coverage substantially comparable to that maintained for executive and his dependents prior to becoming disabled.  In the event of an executive’s death while employed, the executive’s estate or beneficiary will be paid her or his base salary for one year following death, and her or his family will continue to receive non-taxable medical and dental coverage for one year after his death.

Upon any termination of employment that would entitle an executive to a severance payment (other than a termination in connection with a change in control), the executive will be required to adhere to one-year non-competition and non-solicitation covenants. Each executive also agrees that she or he will not disparage Bancorp 34 or Bank 34 at any time during the term of the employment agreement or thereafter.

The foregoing description of the employment agreements does not purport to be complete and is qualified in its entirety by reference to the employment agreements, which will be filed as exhibits to Bancorp 34’s annual report on Form 10-K for the year ended December 31, 2016.

Item 9.01                      Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANCORP 34, INC.

DATE: February 9, 2017	By: /s/ Jill Gutierrez
Jill Gutierrez
Chief Executive Officer